EXHIBIT 16.2
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HEIN & ASSOCIATES LLP
Certified Public Accountants and Advisors





September 29, 2004




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         RE:  College Partnershp, Inc. (0-30323)

Dear Sirs:

We have read Item 4 of College Partnership, Inc.'s (the Company) Form 8-K dated August 18, 2004, and are in agreement with the statements contained therein as they relate to us. With respect to the last four sentences of Paragraph 3 and 5, these are representations of Company's management and are not related to us. Therefore, we make no comment as to the accuracy or completeness of management's representations.

Very truly yours,


s/Hein & Associates LLP

HEIN & ASSOCIATES LLP